Exhibit 99.1

FOR IMMEDIATE RELEASE

Inogen Announces First Quarter 2017 Financial Results

- Q1 2017 Sales Revenue up 40.1% Over the Same Period in 2016 -

- Q1 2017 Net Income up 135.3% Over the Same Period in 2016 -

- Updating 2017 Guidance -

Goleta, California, May 9, 2017 — Inogen, Inc. (NASDAQ: INGN), a medical technology company offering innovative respiratory products for use in the homecare setting, today reported financial results for the three-month period ended March 31, 2017.

First Quarter 2017 Highlights

•	Total revenue of $52.5 million, up 22.1% over the same period in 2016
▪	Sales revenue of $46.0 million, up 40.1% over the same period in 2016
▪	Rental revenue of $6.5 million, down 35.8% from the same period in 2016
•	Net income of $5.9 million, reflecting a 135.3% increase over the same period in 2016 and an 11.3% return on revenue
•	Adjusted EBITDA of $10.9 million, representing 34.0% growth over the same period in 2016 and a 20.7% return on revenue (see accompanying table for reconciliation of GAAP and non-GAAP measures)
•	Total units sold were 25,600, an increase of 8,600 or 50.6%, over the same period in 2016, reflecting the continued strong consumer demand for the Company’s products across all sales channels

“We are off to solid start to 2017 with our first quarter results continuing to reflect the strong demand for our innovative oxygen concentrators. We experienced particular strength in our domestic business-to-business sales channel, where revenues grew 84.2% over the same period in 2016,” said Chief Executive Officer, Scott Wilkinson. “We continue to execute on our strategic initiatives and remain focused on increasing adoption of our best-in-class product offerings across all of our channels. This month we acquired one of our European distributors, MedSupport Systems B.V., to deepen our international customer relationships and provide improved customer service and repair services to our European customers from this Netherlands facility. We also remain on track to secure a facility in Ohio to support growth in our domestic direct-to-consumer sales efforts.”

First Quarter 2017 Financial Results

Total revenue for the three months ended March 31, 2017 rose 22.1% to $52.5 million from $43.0 million in the same period in 2016. Domestic business-to-business sales exceeded expectations and grew 84.2% over the same period in 2016, primarily driven by continued strong demand from traditional home medical equipment providers and our private label partner. International business-to-business sales in the first quarter of 2017, grew 14.6% over the comparative period in 2016, primarily due to demand from our partners worldwide. Direct-to-consumer sales rose 27.8% over the same period in 2016, in line with expectations.  Rental revenue decreased 35.8% from the same period in 2016, primarily due to the declines in rental reimbursement rates and our strategic focus on sales versus rentals. Rental revenue declined to a 12.4% share of total revenue in the first quarter of 2017 from 23.7% of total revenue in the first quarter of 2016.

Gross margin was 49.0% in the first quarter of 2017 versus 49.5% in the comparative period in 2016. Sales gross margin was 52.3% in the first quarter of 2017 versus 49.7% in the first quarter of 2016. The sales gross margin percentage improvement was primarily associated with lower cost of goods sold per unit mostly due to lower materials costs. This was partially offset by a higher sales mix of domestic business-to-business sales which have lower average selling prices. Rental gross margin was 25.9% in the first quarter of 2017 versus 48.9% in the first quarter of 2016. The decrease in rental gross margin was primarily due to lower net revenue per rental patient, primarily driven by the reimbursement rate reductions, and partially offset by lower cost of rental revenues primarily associated with lower depreciation costs per patient.

Total operating expense increased to $20.2 million, or 38.4% of revenue, in the first quarter of 2017 versus $18.0 million, or 41.9% of revenue, in the first quarter of 2016. The Company was able to decrease total operating expense even as it continued to make strategic investments in additional personnel and incurred increased patent defense legal costs. The first quarter of 2016 included $1.0 million incurred for the litigation settlement expense that did not recur in the first quarter of 2017.

Operating expense included research and development expense of $1.3 million in the first quarter of 2017, which was consistent with $1.2 million in the comparative period in 2016.  Sales and marketing expense was $10.5 million in the first quarter of 2017 versus $9.0 million in the comparative period in 2016, primarily due to increased personnel-related expenses due to salesforce additions and increased marketing expense. General and administrative expense was $8.3 million in the first quarter of 2017 versus $7.9 million in the comparative period in 2016, primarily due to increased patent defense legal costs and personnel-related expenses, partially offset by a $1.0 million litigation settlement expense incurred in the first quarter of 2016.

Net income for the first quarter of 2017 increased 135.3% to $5.9 million from $2.5 million in the first quarter of 2016, or $0.27 per diluted common share compared to $0.12 in the first quarter of 2016.  In the first quarter of 2017, Inogen’s effective tax rate was negative 0.9% compared to 25.9% in the first quarter of 2016.

During the fourth quarter of 2016, the Company elected to early adopt Accounting Standards Update (ASU) No. 2016-09, Compensation – Stock Compensation. In the first quarter of 2017, excess tax benefits recognized from stock-based compensation decreased the provision for income taxes by $2.2 million and the effective tax rate by 37.6%, as compared to the U.S. statutory rate.  In the first quarter of 2016, excess tax benefits recognized from stock-based compensation decreased the provision for income taxes by $0.2 million and the effective tax rate by 4.5%, as compared to the U.S. statutory rate.

Adjusted EBITDA for the three months ended March 31, 2017 rose 34.0% to $10.9 million from $8.1 million in the first quarter of 2016.

Cash, cash equivalents, and marketable securities were $128.2 million as of March 31, 2017 compared to $113.9 million as of December 31, 2016, an increase of $14.4 million in the first quarter of 2017.

Financial Outlook for 2017

Inogen is maintaining its 2017 revenue guidance of a range of $233 to $239 million, which represents year-over-year growth of 14.9% to 17.8%.  The Company expects direct-to-consumer sales to be its fastest growing channel, followed by domestic business-to-business sales to be its second fastest growing channel, and international business-to-business sales to be its third fastest growing channel, where the strategy will continue to be heavily focused on the European markets.  Inogen expects rental revenue to continue to decline in 2017 compared to 2016 based on lower average rental revenue per patient and a continued focus on sales versus rentals.

Inogen is increasing its full year 2017 net income and Adjusted net income guidance to $22 to $24 million, representing 7.2% to 17.0% year-over-year growth compared to previous guidance of $21 to $23 million.  Inogen estimates that the adoption of ASU No. 2016-09 will lead to a decrease in provision for income taxes of approximately $6.0 million in 2017 based on forecasted stock activity, which will lower its effective tax rate.  Excluding the $6.0 million decrease in provision for income taxes expected in 2017, the Company expects an effective tax rate of approximately 37%.  After giving effect to ASU No. 2016-09, the Company expects an effective tax rate including stock compensation deductions to vary quarter-to-quarter depending on the amount of pre-tax net income and on the timing and size of stock option exercises.

Inogen is maintaining its guidance range for full year 2017 Adjusted EBITDA of $46 to $50 million, representing 6.0% to 15.2% year-over-year growth.

Inogen continues to expect net positive cash flow for 2017 with no additional equity capital required to meet its current operating plan.

Conference Call

Individuals interested in listening to the conference call today at 1:30pm PT/4:30pm ET may do so by dialing (855) 427-4393 for domestic callers or (484) 756-4258 for international callers. Please reference Conference ID: 10828977. To listen to a live webcast, please visit the Investor Relations section of Inogen's website at: http://investor.inogen.com/.

A replay of the call will be available beginning May 9, 2017 at 4:30pm PT/7:30pm ET through 4:30pm PT/7:30pm ET on May 10, 2017. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 10828977. The webcast will also be available on Inogen's website for one year following the completion of the call.

Inogen has used, and intends to continue to use, its Investor Relations website, http://investor.inogen.com/, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. For more information, visit http://investor.inogen.com/.

About Inogen

Inogen is innovation in oxygen therapy. We are a medical technology company that develops, manufactures and markets innovative oxygen concentrators used to deliver supplemental long-term oxygen therapy to patients suffering from chronic respiratory conditions.

For more information, please visit www.inogen.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding anticipated growth opportunities; expectations that rental revenue will continue to decline in 2017; expectations of growth in the direct-to-consumer, domestic business-to-business and international sales channels; the expected impact of ASU No. 2016-09; Inogen’s expectation to establish a new facility in Ohio and to provide customer service and repair services from its new facility in the Netherlands; and financial guidance for 2017, including revenue, net income, Adjusted net income, Adjusted EBITDA, net cash flow, effective tax rates and tax benefit adjustments, and the need for equity financing. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks arising from the possibility that Inogen will not realize anticipated revenue; the impact of reduced reimbursement rates, including private payor reductions and reductions in connection with competitive bidding and the Center for Medicare and Medicaid Services (CMS) rules; the possible loss of key employees, customers, or suppliers; risks related to Inogen’s ability to integrate acquired business; and intellectual property risks if Inogen is unable to secure and maintain patent or other intellectual property protection for the intellectual property used in its products. In addition, Inogen's business is subject to numerous additional risks and uncertainties, including, among others, risks relating to market acceptance of its products; its ability to continue its Inogen One G4 product rollout; competition; its sales, marketing and distribution capabilities; its planned sales, marketing, and research and development activities; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; seasonal variations; unanticipated increases in costs or expenses; and risks associated with international operations. Information on these and additional risks, uncertainties, and other information affecting Inogen’s business operating results are contained in its Annual Report on Form 10-K for the year ended December 31, 2016 and in Inogen’s subsequent reports on Form 10-Q and Form 8-K, including Inogen's Quarterly Report on Form 10-Q for the period ended March 31, 2017 to be filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof.  Inogen disclaims any obligation to update these forward-looking statements except as may be required by law.

Use of Non-GAAP Financial Measures

Inogen has presented certain financial information in accordance with U.S. GAAP and also on a non-GAAP basis for the three months ended March 31, 2017 and March 31, 2016. Management believes that non-GAAP financial measures, taken in conjunction with U.S. GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of Inogen's core operating results. Management uses non-GAAP measures to compare Inogen's performance relative to forecasts and strategic plans, to benchmark Inogen's performance externally against competitors, and for certain compensation decisions. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Inogen's operating results as reported under U.S. GAAP. Inogen encourages investors to carefully consider its results under U.S. GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between U.S. GAAP and non-GAAP results are presented in the accompanying table of this release. For future periods, Inogen is unable to provide a reconciliation of non-GAAP measures without unreasonable effort as a result of the uncertainty regarding, and the potential variability of, the amounts of interest income, interest expense, depreciation and amortization, stock-based compensation, provisions for income taxes, and certain other infrequently occurring items, such as acquisition related costs, that may be incurred in the future.

Investor Relations Contact:

ir@inogen.net

805-562-0500 ext. 7

Media Contact:

Byron Myers

805-562-0503

-- Financial Tables Follow --

Balance Sheet
(unaudited)
(amounts in thousands)

	March 31,	December 31,
	2017	2016
Assets
Current assets
Cash and cash equivalents	$105,105	$92,851
Marketable securities	23,135	21,033
Accounts receivable, net	30,927	30,828
Inventories, net	13,961	14,343
Deferred cost of revenue	382	398
Income tax receivable	562	433
Prepaid expenses and other current assets	2,432	1,659
Total current assets	176,504	161,545
Property and equipment, net	23,798	25,199
Intangible assets, net	214	241
Deferred tax asset - noncurrent	26,708	26,654
Other assets	405	410
Total assets	$227,629	$214,049
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued expenses	$16,849	$12,795
Accrued payroll	3,832	6,123
Warranty reserve - current	1,848	1,688
Deferred revenue - current	2,760	2,239
Total current liabilities	25,289	22,845
Warranty reserve - noncurrent	2,160	1,792
Deferred revenue - noncurrent	7,142	7,042
Other noncurrent liabilities	263	282
Total liabilities	34,854	31,961
Stockholders' equity
Common stock	20	20
Additional paid-in capital	199,160	194,466
Accumulated deficit	(6,431)	(12,363)
Accumulated other comprehensive income (loss)	26	(35)
Total stockholders' equity	192,775	182,088
Total liabilities and stockholders' equity	$227,629	$214,049

Statements of Comprehensive Income
(unaudited)
(amounts in thousands, except share and per share amounts)

	Three months ended
	March 31,
	2017	2016
Revenue
Sales revenue	$45,966	$32,811
Rental revenue	6,534	10,178
Total revenue	52,500	42,989
Cost of revenue
Cost of sales revenue	21,913	16,507
Cost of rental revenue, including depreciation of $2,689 and $2,947, respectively	4,843	5,203
Total cost of revenue	26,756	21,710
Gross profit	25,744	21,279
Operating expense
Research and development	1,309	1,168
Sales and marketing	10,529	8,965
General and administrative	8,335	7,869
Total operating expense	20,173	18,002
Income from operations	5,571	3,277
Other income (expense)
Interest expense	—	(3)
Interest income	101	29
Other income	207	97
Total other income, net	308	123
Income before provision (benefit) for income taxes	5,879	3,400
Provision (benefit) for income taxes	(53)	879
Net income	$5,932	$2,521
Other comprehensive income (loss), net of tax
Change in net unrealized gains (losses) on foreign currency hedging	54	(92)
Less: reclassification adjustment for net (gains) losses included in net income	(57)	—
Total net change in unrealized gains (losses) on foreign currency hedging	(3)	(92)
Change in net unrealized gains (losses) on available-for-sale investments	64	11
Total other comprehensive income (loss), net of tax	61	(81)
Comprehensive income	$5,993	$2,440

Basic net income per share attributable to common stockholders (1)	$0.29	$0.13
Diluted net income per share attributable to common stockholders (1)	$0.27	$0.12
Weighted-average number of shares used in calculating net income per share attributable to common stockholders:
Basic common shares	20,489,532	19,827,669
Diluted common shares	21,579,721	20,840,367

(1) Reconciliations of net income attributable to common stockholders basic and diluted can be found in Inogen’s Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission.

Supplemental Financial Information
(unaudited)
(in thousands, except units and patients)

	Three months ended March 31,
	2017	2016
Revenue by region and category
Business-to-business domestic sales	$17,461	$9,478
Business-to-business international sales	11,423	9,965
Direct-to-consumer domestic sales	17,082	13,368
Direct-to-consumer domestic rentals	6,534	10,178
Total revenue	$52,500	$42,989
Additional financial measures
Units sold	25,600	17,000
Net rental patients as of period-end	32,600	33,200

Reconciliation of U.S. GAAP to Other Non-GAAP Financial Information
(unaudited)
(in thousands)

	Three months ended March 31,
Non-GAAP EBITDA and Adjusted EBITDA	2017	2016
Net income	$5,932	$2,521
Non-GAAP adjustments:
Interest expense	—	3
Interest income	(101)	(29)
Provision (benefit) for income taxes	(53)	879
Depreciation and amortization	3,204	3,448
EBITDA (non-GAAP)	8,982	6,822
Stock-based compensation	1,891	1,295
Adjusted EBITDA (non-GAAP)	$10,873	$8,117

	Three months ended March 31,
Non-GAAP Adjusted net income	2017	2016
Net income	$5,932	$2,521
Non-GAAP adjustments:
Tax benefit adjustments	—	—
Adjusted net income (non-GAAP)	$5,932	$2,521

	Three months ended March 31,
Non-GAAP Operating expense	2017	2016
Operating expense	$20,173	$18,002
Non-GAAP adjustments:
Litigation settlement benefit (expense) [1]	52	(980)
Operating expense, excluding certain operating expenses (non-GAAP)	$20,225	$17,022

	Three months ended March 31,
Non-GAAP - Sales, General & Administrative (SG&A) expense	2017	2016
SG&A expense	$18,864	$16,834
Non-GAAP adjustments:
Litigation settlement benefit (expense) [1]	52	(980)
SG&A expense, excluding certain operating expenses (non-GAAP)	$18,916	$15,854

1 Consists of a portion of a patent litigation settlement benefit recognized in the first quarter of 2017 and a litigation expense associated with a labor law class-action lawsuit that was accrued in the first quarter of 2016.

Recast of the prior quarter net income, shares, and related earnings per share related to the early-adoption of ASU No. 2016-09 as disclosed in Inogen's Form 10-K filed February 28, 2017
(unaudited)
(in thousands, except share and per share amounts)

	For the Three Months Ended
	March 31, 2016
	As reported	As adjusted
Provision for income taxes	$1,035	$879
Net income	2,365	2,521

Weighted-average common shares - basic common stock	19,827,669	19,827,669
Weighted-average common shares - diluted common stock	20,783,943	20,840,367

Net income per share - basic common stock	$0.12	$0.13
Net income per share - diluted common stock	0.11	0.12